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                                                                 Exhibit (a)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only pursuant to the Offer to Purchase and the related Letter of Transmittal (which are incorporated by reference herein) and is not being made to (nor will tenders be accepted from) holders of debentures in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

                          Offer to Purchase for Cash
                         Up to $514,286,000 Aggregate
                       Principal Amount at Maturity of
                  Zero Coupon Convertible Debentures due 2018

                                      at
                $140.00 Per $1000 Principal Amount at Maturity

                                      by

                               AMF Bowling, Inc.


AMF Bowling, Inc. ("AMF Bowling") hereby offers (the "Offer") to purchase upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), a minimum of $450,000,000 aggregate principal amount at maturity (40%) and up to $514,286,000 aggregate principal amount at maturity (45.7%) of its Zero Coupon Convertible Debentures due 2018 (the "Debentures") at a cash purchase price of $140.00 per $1,000 principal amount at maturity (the "Repurchase Price"). See the Offer to Purchase for capitalized terms used but not defined herein. Unless the context otherwise requires, the term "Offer to Purchase" includes the Letter of Transmittal.

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SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE
OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 28, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.
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  Unless the Offer is terminated or amended, the consummation of the Offer is conditioned, unless waived by AMF Bowling, upon (i) the closing on subscriptions obtained through the exercise of the rights issued pursuant to the Rights Offering (as defined in the Offer to Purchase) which is being conducted concurrently with the Offer with proceeds of at least $120,000,000, (ii) Debentures in an aggregate principal amount at maturity of not less than $450,000,000 being validly tendered in the Offer and not validly withdrawn and
(iii) satisfaction of the General Conditions (as defined in the Offer to Purchase).

  Subject to applicable securities laws and the terms set forth in the Offer to Purchase, AMF Bowling reserves the right (i) to terminate the Offer, (ii) to waive any and all unsatisfied conditions to the Offer, (iii) to extend the Expiration Date or (iv) to otherwise amend the Offer in any respect. Unless the Offer is terminated, if all of the conditions to the Offer have been satisfied or waived, Holders (as defined in the Offer to Purchase ) whose Debentures are validly tendered by the Expiration Date and not withdrawn will receive the Repurchase Price with respect to such Debentures.



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  Affiliates of Goldman, Sachs & Co. and Kelso & Co., which own in the aggregate a majority of the common stock, par value $0.01 per share, of AMF Bowling (the "Common Stock") and approximately $495,950,000 principal amount at maturity of the Debentures, have indicated that they currently expect to tender all of their Debentures in the Offer, subject to market conditions, although they are not obligated to do so. There is $1,125,000,000 aggregate principal amount at maturity of Debentures outstanding as of June 28, 1999.

  The Offer and the concurrent Rights Offering are part of a recapitalization plan being undertaken by AMF Bowling. For more information, please refer to the Offer to Purchase. The funds required to purchase validly tendered Debentures and to pay fees and expenses related to the Offer are to be provided from the proceeds of the Rights Offering.

  The Debentures are designated for trading in the Portal/SM/ Market ("PORTAL"). The closing bid quotation per $1,000 principal amount at maturity of the Debentures as reported by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), a market maker for the Debentures, on June 25, 1999 was $135.00. The Debentures are convertible into shares of Common Stock. The Common Stock is listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "PIN." The reported closing price of the Common Stock on the NYSE Composite Tape on June 25, 1999 was $6.313 per share.

  AMF Bowling will accept for purchase up to $514,286,000 aggregate principal amount at maturity of the Debentures. If Debentures having an aggregate principal amount at maturity in excess of $514,286,000 are validly tendered and not withdrawn, AMF Bowling will purchase Debentures in aggregate principal amount at maturity of $514,286,000, pro rata in an amount per Holder equal to
(i) a fraction the numerator of which is such Holder's total principal amount at maturity of Debentures tendered and the denominator of which is the total principal amount at maturity of all Debentures validly tendered, multiplied by
(ii) $514,286,000. Debentures may be tendered only in integral multiples of $1,000 principal amount at maturity.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any extension or amendment) and applicable law, AMF Bowling will pay for Debentures purchased pursuant to the Offer by depositing the Repurchase Price therefor with ChaseMellon Shareholder Services, L.L.C., the depositary for the Offer, which will act as agent for tendering Holders for the purpose of receiving the Repurchase Price from AMF Bowling and transmitting the Repurchase Price to the tendering Holders.

  No person has been authorized to give any information or to make any representations other than those contained in the Offer to Purchase and, if given or made, such information or representations, must not be relied upon as having been authorized.

  NEITHER AMF BOWLING NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY DEBENTURE HOLDER AS TO WHETHER TO TENDER ALL OR ANY OF HIS OR HER DEBENTURES. EACH DEBENTURE HOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER DEBENTURES AND, IF SO, HOW MANY DEBENTURES TO TENDER.

  The information required by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  Any questions or requests for assistance may be directed to Morgan Stanley, which is acting as dealer manager for the Offer (the "Dealer Manager"), at the address and telephone number set forth below. Requests for copies of the Offer materials should be directed to D.F. King & Co., Inc., which is acting as information agent for the Offer (the "Information Agent"), at the address and telephone number set forth below. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8532

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                                 1585 Broadway
                           New York, New York 10036
                   Attention: Investment Banking Department
                   Telephone No.: (800) 223-2440, ext. 7898

June 29, 1999